SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2008
World Wrestling Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27639	04-2693383

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1241 East Main Street,
Stamford, CT	06902

(Address of principal executive	(Zip Code)
offices)
Registrant’s telephone number, including area code: (203) 352-8600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4 © under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EX-99.1

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (b), (c) and (d) On November 6, 2008, World Wrestling Entertainment, Inc. (the “Company”) announced that, effective December 31, 2008, Michael Sileck will resign his positions as Director and Chief Operating Officer of the Company.
     Donna Goldsmith, Executive Vice President of Consumer Products, has been named Mr. Sileck’s successor as Chief Operating Officer when he leaves, and, effective November 6, 2008, she has been elected to serve on the Company’s Board of Directors. Ms. Goldsmith has served as the Company’s Executive Vice President, Consumer Products, since June 2006, and prior thereto was its Senior Vice President, Consumer Products, since July 2000.
     In connection with her promotion, effective November 6, 2008, Ms. Goldsmith’s salary has been increased to $500,000. On January 1, 2009, she will be granted 20,000 restricted stock units, which will vest over a three-year period. Under the terms of her new employment arrangements, she would be entitled to two years salary and medical benefits continuation if her employment with the Company were to be terminated without cause.
     Under the terms of his offer letter, revised February 9, 2007 in connection with his becoming Chief Operating Officer (the “Offer Letter”), Mr. Sileck is entitled to one year salary continuation beginning January 1, 2009, and the vesting of 15,000 restricted stock units. Beyond what is required by the Offer Letter, the Company has agreed to provide Mr. Sileck medical benefits during his one-year severance period and the vesting of restricted stock units valued at $115,000 using the market price for our Class A common stock at the close of trading on December 31, 2008.
Item 9.01 Financial Statements and Exhibits.
99.1	Press Release dated November 6, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.
By:	/s/ George A. Barrios
George A. Barrios
Chief Financial Officer

Dated: November 7, 2008